Exhibit 99.1

Nabriva Therapeutics and Sinovant Sciences Restructure License Agreement for XENLETA for Community-Acquired Bacterial Pneumonia in China

-Amended agreement encompasses enhanced manufacturing collaboration and regulatory support

-Accelerates milestone payments to Nabriva, including fourth quarter 2020 payment of $1 million

DUBLIN, Ireland, December 7, 2020 -- Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, announced the restructuring of its license agreement with Sinovant Sciences for XENLETA™ (lefamulin) in the greater China region. The restructured agreement provides for additional manufacturing collaboration and regulatory support to be provided to Sinovant by Nabriva that is expected to help expedite the delivery of XENLETA to patients in greater China. The restructured agreement accelerates components of the $5 million milestone payment to Nabriva that was previously payable upon regulatory approval of XENLETA in China, including a payment of $1 million in the fourth quarter of 2020.

In March 2018, Nabriva granted to Sinovant Sciences an exclusive license to develop and commercialize XENLETA (SNV001) in China. Under the original license agreement, Nabriva received a $5 million upfront payment and is eligible for up to approximately $90 million in additional payments tied to the successful completion of certain regulatory and commercial milestones related to XENLETA for community acquired bacterial pneumonia (CABP) in China. In addition, Nabriva will be eligible to receive low double-digit royalties on sales of XENLETA following regulatory approval in the greater China region. Sinovant Sciences is currently conducting a clinical trial of XENLETA in China.

About XENLETA

XENLETA™ (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA include diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.xenleta.com.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA (lefamulin), the first pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTIs), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories. For more information, please visit https://www.nabriva.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully launch and commercialize XENLETA for the treatment of CABP, including the availability of and ease of access to XENLETA through major U.S. specialty distributors, marketing exclusivity and patent protection for XENLETA, the development of CONTEPO for cUTI, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in China, the timing of payments to Nabriva under its license agreement with Sinovant, plans to pursue research and development of other product candidates, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and whether market demand for XENLETA is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

IR@Nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502